Exhibit 10.21

Supplementary Agreement

Party A:         Premium Sino Finance Limited

Part B:            XIN Guo-Qiang, Chinese National ID No.: 120109196309295511

Party C:          Ernest Ka-Kui Cheung, Hong Kong ID No.: A904163(2)

WHEREAS:

1)              On this date of October 12, 2007, International Petroleum Services Corporation Limited (“International Petroleum”), held by Party C, signed this contract with Party B as well as LIU Feng-Kai and LIU Feng-Shan with regards to International Petroleum’s purchase of 100% of the shares of Tianjin New Highland Science Development Co., Ltd. (“New Highland”). As this deal has been approved by relevant authorities in China, New Highland has become  a solely foreign-invested company;

2)              After the aforementioned purchase was completed, Party B and Party C came to a consensus orally where Party B agreed to continue to serve as the CEO of New Highland full time after the purchase, and Party C agreed to make additional payments to Party B according to the actual business performance of New Highland in the future, the specifics of which shall be determined through their negotiations elsewhere;

3)              For the purpose of going public, Party C undertook a series of restructuring and held the 100% shares of Superport Limited registered in BVI (“Superport”), which holds 100% shares of International Petroleum. International Petroleum holds 100% shares of New Highland which has not completed its initial public offering;

4)              As of May 6, 2009, after negotiations between Party B and Party C, Party [•] agreed to give up 90% of its shares of Superport to Premium Sino Finance Limited (“Party A”), and 10% of its shares to Wise Worldwide Limited; the total amount of consideration involved in the aforementioned transfer was 50 million HKD (“Consideration in Year 2009”);

5)              Mr. LIU Qing-Zeng (Chinese national) is the sole shareholder of Party A, holding 100% of its shares. Meanwhile, after Party A’s purchase of Superport, LIU Qing-Zeng entered into an oral contract specifying that, on the condition that New Highland or its overseas holding company successfully goes public, LIU or Party A shall pay a certain amount of compensation to Party C, the specifics of which shall be determined through negotiations elsewhere;

6)              As the compensation for Party C’s transfer of 90% of Superport shares to Premium Sino (“Party A”), Party A agreed to abide by the conditions and methods set forth under this Agreement, as well as agreeing to cover the payment that Party C, under the provisions of Section 2) above, intended to make to Party B, and to pay some compensation to Party C.

THEREFORE,

Through friendly consultation, all the parties agreed to the terms as follows:

1.               All parties agreed to take 4.5 times the audited net revenues of New Highland in 2007 as its value in the year of 2007 (“Year 2007 Value”), and 5 times the average of audited net revenues of 2008 and 2009 as its value in the year of 2009 “Year 2009 Value”).

2.               Given the above methods of value determination, Party A agrees to deem the difference of the Year 2009 Value minus the Year 2009 Consideration as the amount of compensation to Party C (“Total Compensation”); meanwhile, given the fact that Party A agreed to cover the payment that Party C agreed to make under the conditions set forth in Section 2) above, all the parties agreed to set forth the following methods in which payments shall be made to Party B and Party C.

(1)          Payment in the amount of Year 2007 Value minus 35.1 million RMB shall be made by Party A to Party B (“Party B Amount”); as Party A already covered the payment obligations that Party C originally promised to make, Party C henceforth no longer needs to bear any obligations to pay incentives, compensations, or any other moneys to Party B.

(2)          As compensation, Party A shall pay Party C the amount of the difference between Total Compensation and Party B Amount.

3.               The payments that Party A agreed to make to Party B and Party C under the terms of Section 2 above shall be made in cash, stocks or any other forms of asset equivalents as consented by all parties; regardless of the asset forms in which the payments are made or the methods under which the assets are valued, the monetary value of amounts to be paid shall remain unchanged as determined by the foregoing provisions.

4.               Pursuant to the provisions under Section 2 above, the payments that Party A has agreed to pay to Party B and Party C shall be deposited to the bank accounts designated by Party B and Party C, respectively, within THREE (3) years after the effective date of this Agreement; if the payments are overdue, overdue interests shall be paid in full based on the length of the period that payment is overdue and the annual interest rate of 3.5%.

5.               Party B and Party C agree herein that, except for the rights defined and specified under this supplementary Agreement, they no longer hold any financial or other profit-related rights, either directly or indirectly, of the domestic or overseas entities of the public companies (Tianjin New Highland Science Development Co., Ltd., International Petroleum Services Corporation Limited, Premium Sino Finance Limited).

6.               This Agreement is subject to the jurisdiction of Hong Kong Special Administrative Region.

7.               This Agreement was signed in THREE (3) originals, and was entered into effect on the date set forth below after signing by the parties. If any terms, between either two or all three Parties, regarding pricing adjustments, compensation, bonuses or incentives regarding the shares transfers of New Highland and/or Superport are not in accordance with or contradict the provisions under this Agreement, this Agreement shall be deemed as valid and binding.

Party A: Premium Sino Finance Limited

/s/ Liu Qingzeng

(Name of Authorized Signatory)

Name: Liu Qingzeng

Date: December 30, 2009

Party B: XIN Guo-Qiang, Chinese National ID No.: 120109196309295511

/s/ Xin Guoqiang

(Name of Authorized Signatory)

Name: Xin Guoqiang

Date: December 30, 2009

Party C: Ernest Ka-Kui Cheung, Hong Kong ID No.: A904163(2)

/s/ Ernest Ka-Kui Cheung

(Name of Authorized Signatory)

Name: Ernest Ka-Kui Cheung

Date: December 30, 2009